Flexsteel Industries, Inc. Reports Strong Fiscal first Quarter 2025 Results; 10% Sales Growth and Continued Operating Margin Expansion

Dubuque, Iowa – October 21, 2024 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported first quarter fiscal 2025 results.

Key Results for the first Quarter Ended September 30, 2024

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Net sales for the quarter of $104.0 million compared to $94.6 million in the prior year quarter, an increase of 9.9% and fourth consecutive quarter of year-over-year sales growth.
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Robust sales orders of $100.8 million for the first quarter representing growth of 9.4%, compared to the prior year quarter.
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Gross margin increased to 21.5% for the first quarter compared to 19.5% in the prior year quarter.
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GAAP operating income of $6.0 million or 5.8% of net sales for the first quarter compared to $1.9 million or 2.0% of net sales in the prior year quarter.
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GAAP net income per diluted share of $0.74 for the current quarter compared to net income per diluted share of $0.14 in the prior year quarter.

Management Commentary

“I am very pleased with our first quarter results and continued strong execution,” said Derek Schmidt, President and Chief Executive Officer of Flexsteel Industries, Inc. “While industry demand remains lackluster due to challenging macroeconomic conditions, we continue to build growth momentum and delivered 10% sales growth in the quarter which represents our fourth consecutive quarter of mid-single to low-double digit year-over-year growth. Our exceptional growth performance was driven by both share gains in our core markets and diversified new growth in expanded markets resulting from our commitment to aggressively invest in new product development, innovation, customer experience and marketing.”

Mr. Schmidt continues, “In addition to our top-line growth success, the organization remains steadfast in driving meaningful profitability improvement. Operating margin was 5.8% in the quarter, up compared to 2.0% in the prior year quarter, and represents our fifth consecutive quarter of year-over-year adjusted operating margin improvement. The levers driving our consistent profit improvement are unchanged and working effectively: sales growth leverage, strong operational execution and productivity, and product portfolio management. With ample manufacturing and distribution capacity to support continued aggressive profitable growth, the earnings growth potential of the Company remains compelling.”

Mr. Schmidt concludes, “I’m proud of our team’s strong start to fiscal year 2025 and encouraged by our trajectory and prospects for continued profitable growth. Our strategies are working and delivering healthy results. Given our confidence in continuing our strong execution, we are increasing the midpoints of both our sales and operating profit guidance ranges for fiscal year 2025. We are operating from a point of financial strength and will remain tenacious, but financially disciplined, in investing for future growth to maintain our strong momentum. Industry demand conditions are expected to remain challenged in the near-term, but I’m confident in our team’s ability to deliver exceptional value for our customers, continue gaining share, and delivering strong earnings growth throughout the remainder of our fiscal year.”

Operating Results for the first Quarter Ended September 30, 2024

Net sales were $104.0 million for the first quarter compared to net sales of $94.6 million in the prior year quarter, an increase of $9.4 million, or 9.9%. The increase was driven by sales of home furnishings products sold through retail stores of $11.0 million, or 13.3%, led by unit volume and product mix. Sales of products sold through e-commerce channels decreased by $1.6 million, or 13.3%, compared to the first quarter of the prior year.

Gross margin for the quarter ended September 30, 2024, was 21.5%, compared to 19.5% for the prior year quarter, an increase of 200 basis points (“bps”). The 200-bps increase was primarily driven by sales leverage, supply chain cost savings, and product portfolio management.

Selling, general and administrative (SG&A) expenses decreased to 15.7% of net sales in the first quarter of fiscal 2025 compared with 17.4% of net sales in the prior year quarter. The decrease was mainly due to leverage on higher sales volume and structural cost savings, partially offset by investments in growth initiatives.

Operating income for the quarter ended September 30, 2024, was $6.0 million compared to $1.9 million in the prior year quarter.

The Company reported income tax expense of $1.9 million, or an effective rate of 31%, during the first quarter compared to tax expense of $0.6 million, or an effective rate of 44.2%, in the prior year quarter. The effective tax rate in the quarter was primarily impacted by non-deductible foreign expenses, state taxes, and foreign operations. The decrease in effective tax rate from the prior year is primarily the result of lower anticipated non-deductible compensation expense, expected research & development credits and higher profit offsetting the impact of non-deductible expenses.

The Company reported net income of $4.1 million, or $0.74 per diluted share, for the quarter ended September 30, 2024, compared to net income of $0.8 million, or $0.14 per diluted share, in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $5.7 million, a line of credit balance of $3.6 million, and working capital (current assets less current liabilities) of $98.3 million, and availability of approximately $54.9 million under its secured line of credit.

Capital expenditures for the quarter ended September 30, 2024, were $0.4 million.

Financial Outlook

For the full-year fiscal 2025, the Company is increasing the previously disclosed range of expected sales growth from 2% to 6% to 3.5% to 6.5% and the range of operating margin from 5.5% to 6.5% to 5.8% to 6.5%.

	Second Quarter Fiscal 2025	Fiscal Year 2025
Sales	$103 - 107 million	$427 - 440 million
Sales Growth (vs. Prior Year)	3% to 7%	3.5% to 6.5%
GAAP Operating Margin	5.5% to 6.5%	5.8% to 6.5%
Free Cash Flow(1)	$5 to 10 million	$20 to 30 million
Line of Credit Borrowings	$0	$0

(1) Free cash flow is calculated as net cash provided by operations, less capital expenditures

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, October 22, 2024, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through October 29, 2024: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 3572796
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10193259/fda62ddad4 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2024	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,740	$4,761
Trade receivables, net	39,481	44,238
Inventories	95,897	96,577
Other	8,787	8,098
Assets held for sale	1,707	1,707
Total current assets	151,612	155,381

NONCURRENT ASSETS:
Property, plant and equipment, net	36,175	36,709
Operating lease right-of-use assets	59,462	61,439
Other assets	21,475	20,933

TOTAL ASSETS	$268,724	$274,462

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$24,852	$25,830
Accrued liabilities	28,482	34,576
Total current liabilities	53,334	60,406

LONG-TERM LIABILITIES
Line of credit	3,581	4,822
Other liabilities	57,106	58,867
Total liabilities	114,021	124,095

SHAREHOLDERS' EQUITY	154,703	150,367

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$268,724	$274,462

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2024	2023
Net sales	$104,007	$94,603
Cost of goods sold	81,639	76,193
Gross profit	22,367	18,410
Selling, general and administrative expenses	16,320	16,492
Operating income	6,047	1,918
Interest expense	51	570
Income before income taxes	5,996	1,348
Income tax provision	1,856	596
Net income and comprehensive income	$4,140	$752
Weighted average number of common shares outstanding:
Basic	5,203	5,182
Diluted	5,576	5,375
Earnings per share of common stock:
Basic	$0.80	$0.15
Diluted	$0.74	$0.14

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2024	2023
OPERATING ACTIVITIES:
Net income	$4,140	$752
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	929	940
Deferred income taxes	22	94
Stock-based compensation expense	1,138	911
Change in provision for losses on accounts receivable	(40)	(70)
Loss on disposal of assets	10	34
Changes in operating assets and liabilities	(3,801)	(4,442)
Net cash provided by (used in) operating activities	2,398	(1,781)
INVESTING ACTIVITIES:
Proceeds from sales of investments	1,155	—
Capital expenditures	(427)	(1,355)
Net cash provided by (used in) investing activities	728	(1,355)
FINANCING ACTIVITIES:
Dividends paid	(874)	(879)
Treasury stock purchases	—	(455)
Proceeds from line of credit	102,851	101,365
Payments on line of credit	(104,092)	(96,640)
Shares withheld for tax payments on vested shares and options exercised	(32)	(647)
Net cash (used in) provided by financing activities	(2,147)	2,744
Increase (decrease) in cash and cash equivalents	979	(392)
Cash and cash equivalents at beginning of the period	4,761	3,365
Cash and cash equivalents at end of the period	$5,740	$2,973

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com